Exhibit 5.1

LDN:W, 3 Noble Street

London EC2V 7EE

Tel: +44 (0)20 8161-4000

Polestar Automotive Holding UK PLC

The Pavilions, Bridgwater Road

Bristol, United Kingdom BS13 8AE

28 September 2026

Dear Sirs or Madams,

Polestar Automotive Holding UK PLC – Registration Statement on Form F-3

We have acted as English law legal advisers to Polestar Automotive Holding UK PLC (the “Company”) in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-3 (the “Registration Statement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have taken instructions solely from the Company.

The Registration Statement relates to the registration of the offer and resale to the public by Geely Sweden Automotive Investment B.V. (“Geely”), PSD Investment Limited (“PSD”) and Snita Holding B.V. (“Snita”, and together with Geely and PSD, the “Selling Securityholders”) of up to 1,758,418,200 class A ordinary shares of $0.01 each in the capital of the Company (the “Class A Shares”), represented by 58,613,940 American depositary shares (the “Class A ADSs”), comprising:

(a)	1,256,261,940 Class A Shares represented by 41,875,398 Class A ADSs, which were issued by the Company pursuant to (i) a securities purchase agreement dated 16 June 2025 between the Company and the PSD (the “Purchase Agreement”); (ii) a conversion agreement dated 19 December 2025 between the Company and Geely Sweden Automotive Investment AB (the benefit of which was subsequently assigned to Geely) (the “Geely Conversion Agreement”); and (iii) a conversion agreement dated 31 March 2026 between the Company and Snita (the “Snita Conversion Agreement”, together with the Purchase Agreement and the Geely Conversion Agreement, the “Relevant Agreements”) (the issue and allotment of such Class A Shares being, the “2025 Issuance”); and

Alston & Bird (City), LLP (“Alston & Bird UK”) is a limited liability partnership registered in the U.S., but which practices in the UK from LDN:W, 3 Noble Street, London EC2V 7EE (“firm’s office”). A list of Alston & Bird UK’s members is available for inspection at the firm's office. Alston & Bird UK is authorised and regulated by the Solicitors Regulation Authority with registered number 658074. Alston & Bird UK is connected with its affiliate in the U.S., Alston & Bird LLP, although they are two separate legal entities. The word “partner” denotes a member of Alston & Bird UK or an employee or consultant with equivalent standing and qualifications.

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(b)	502,156,260 Class A Shares represented by 16,738,542 Class A ADSs (the “Snita Distribution Shares”). The Snita Distribution Shares derive from the 1,642,233,575 class B ordinary shares of $0.01 each in the capital of the Company (”Class B Shares”) allotted and issued to National City Nominees Limited, as nominee for Citibank, N.A. (the ”Depositary”), for the benefit of Polestar Automotive Holding Limited (”Parent”), on 23 June 2022 (the “2022 Issuance”). Following the voluntary liquidation of Parent, 814,219,838 Class B ADSs representing 814,219,838 Class B Shares were distributed to Snita in connection therewith. On 11 April 2024, Snita elected to redesignate (and convert) 814,219,838 of the Class B Shares (as the holder of the Class B ADSs representing those shares) into Class A Shares, pursuant to article 12.4 of the Articles (as defined below) (the “Snita Redesignation”). Pursuant to various transactions occurring following the Snita Redesignation on the same date, 502,156,334 of the newly-converted Class A ADSs, representing such converted Class A Shares pursuant to the Snita Redesignation, were distributed by Snita (directly or indirectly) to Geely Sweden Holdings AB and subsequently transferred to Geely. Following the change in the ratio of ADSs to ordinary shares from one (1) ADS per one (1) ordinary share to one (1) ADS per thirty (30) ordinary shares, such Class A Shares are now represented by 16,738,542 Class A ADSs.

The headings in this opinion do not affect its interpretation. They are included for convenience only and should not be read or construed as limiting the applicability of any assumptions, qualifications or reservations set out in this opinion unless expressly noted herein.

1.	DOCUMENTS AND SEARCHES

1.1	For the purposes of this opinion, we have reviewed:

(a)	the Registration Statement filed with the SEC on the date of this opinion; and

(b)	the Relevant Agreements.

1.2	We have also examined, in respect of the Company:

(a)	a copy of the certificate of incorporation of the Company issued by the Registrar of Companies for England and Wales (“Companies House”) on 15 September 2021 and a copy of the certificate of incorporation on re-registration of a private company as a public company of the Company issued by Companies House on 5 May 2022;

(b)	the articles of association of the Company filed at Companies House on 2 July 2025 (the “Articles”);

(c)	a copy of the minutes of the general meeting of the Company held at 9:25am (UK time) on 23 June 2022 at which it was resolved, inter alia, to authorise the directors to (i) allot up to a maximum amount of 1,777,366,739 Class B Shares; and (ii) allot equity securities pursuant to such authority as if the statutory pre-emption rights contained in section 561(1) of the Companies Act 2006 (the “Companies Act”) did not apply to such allotment (the “2022 General Meeting Minutes”);

(d)	a copy of the minutes of the annual general meeting of the Company held at 3:00pm (UK time) on 26 June 2026 at which it was resolved, inter alia, to authorise the directors to: (i) allot up to a maximum amount of 3,182,774,460 Class A Shares; and (ii) allot equity securities pursuant to such authority as if the statutory pre-emption rights contained in section 561(1) of the Companies Act did not apply to such allotment (the “2026 General Meeting Minutes”, and together with the 2022 General Meeting Minutes, the “General Meeting Minutes”);

(e)	the minutes of a meeting of the board of directors of the Company (the “Board”) held on 23 June 2022 at 7.50am (UK time) in connection with the approval of the actions necessary for closing under the Business Combination Agreement (as defined therein) (the “2022 Board Minutes”);

(f)	written resolutions of the Board passed on 20 June 2025, 14 December 2025 and 30 March 2026 in connection with the 2025 Issuance;

(g)	written resolutions of the Board passed on 10 April 2024 approving the Snita Redesignation;

(h)	a notice dated 11 April 2024 from Snita to the Company and the Depositary electing to effect the Snita Redesignation;

(i)	a copy of the register of members of the Company as at 25 September 2026 (the “Register of Members”); and

(j)	a copy of the officers’ certificate of the Company dated on the date of this opinion addressed to us (the “Certificate”),

the documents at paragraphs 1.1(a) to 1.1(b) above being the “Relevant Documents” and the documents at paragraphs 1.2(a) to 1.2(j) above being the “Documents”. We have not reviewed or examined any other documents, or made any other enquiry, in connection with the giving of this opinion. We have assumed that the Documents and the Relevant Documents are in full force and effect without any amendment (however described) and contain all the relevant information which is material for the purposes of the opinion set out in paragraph 4 and that there is no other document, agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the relevant parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion.

1.3	Using the name of the Company as it appears in this opinion, the searches described in paragraphs 1.4 and 1.5 below have been undertaken. We have not carried out any other searches or enquiries.

1.4	At approximately 10:14am (UK time) today, we (by telephone or by using services provided by Dye & Durham (UK) Limited) made a search of the winding up register and the administration register of the Central Registry of Winding Up Petitions at the Companies Court in London (“Central Registry Search”). This search did not reveal that any winding-up petition had been presented or winding-up order made against the Company in England. Nor did the search reveal that a notice of intention to appoint an administrator, a notice of appointment of an administrator, an administration order or an application for the making of an administration order had been filed at the High Court of Justice in London in respect of the Company. In this regard, please note our qualifications in paragraph 5(g).

1.5	At approximately 10:14am (UK time) today, we carried out a search of the Company’s insolvency files at Companies House (the “Companies Registry Search”, together with the Central Registry Search, the “Searches”). The Companies Registry Search did not reveal that any order or resolution for the winding-up of the Company has been made, nor that any administration order has been made in respect of the Company, nor that any administrator, receiver, administrative receiver or liquidator has been appointed. In this regard, please note our qualifications in paragraph 5(f).

2.	SCOPE

(a)	This opinion is confined to matters of English law as in force and as interpreted at the date of this opinion and is given solely in connection with the Registration Statement. We have no obligation or duty to (i) advise you of any changes in any such laws or interpretation which may arise and/or take place after the date of this opinion and/or (ii) update this opinion by reference to any such changes. We express no opinion on matters of fact.

(b)	We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction including, without limitation, the State of New York and we have not investigated the laws of any other country other than England. To the extent that the laws of New York may be relevant, we have made no independent investigation thereof and our opinion as to English law is subject to the effect of such laws.

(c)	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this opinion.

(d)	We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this opinion, or that no material facts have been omitted therefrom.

(e)	We have not been responsible for investigating or verifying the accuracy or effectiveness of any mathematical formulae or calculation, or the suitability of the form or content of any reports required to be prepared or delivered pursuant to the Relevant Documents.

(f)	We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement or any other document referred to in this opinion, or that no material facts have been omitted therefrom.

(g)	Each provision in this opinion which has the effect of limiting the opinion set out in paragraph 4 is independent of any other such provision and is not to be read or implied as restricted by it.

(h)	This opinion is given by Alston & Bird (City), LLP and no partner, member or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

3.	ASSUMPTIONS

In giving this opinion, we have assumed without investigation or enquiry that:

(a)	where any document or agreement is reviewed or examined by us in draft form, it has been executed in the form of that draft;

(b)	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

(c)	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

(d)	to the extent that the ability of the Company or of its directors to enter into or perform the Relevant Documents requires the determination of a matter of fact (such as whether a limit on borrowing, guaranteeing or securing has been exceeded), that requirement has been complied with;

(e)	neither (i) the Company nor (ii) any person (other than the Company) party to, or which is a beneficiary under the Relevant Documents (a “Transaction Party”) had actual, constructive or implied notice of any prohibition or restriction on any other Transaction Party entering into (or authorising the entry into of) the Relevant Documents or performing its obligations thereunder (nor did any such Transaction Party deliberately refrain from making enquiries in circumstances where it had any suspicion of such matters);

(f)	the execution, delivery, issue and performance of the Relevant Documents will not result in any event of default (however described) under, or a breach of, any instrument, agreement or obligation to which the Company is a party or to which it is subject, as the case may be;

(g)	where a person executing a Relevant Document or Document (as the case may be) has used the DocuSign platform (or any other electronic signature platform) to execute such Relevant Document or Document (as the case may be), the relevant individual signing on behalf of that party has executed the relevant Document or Relevant Document (as the case may be) to which it is expressed to be a party by application of that individual’s electronic signature within the DocuSign platform (or other electronic signature platform) and that individual’s signature was applied using a method that identifies the individual who provided the signature and indicates that individual’s approval of the relevant Document or Relevant Document (as the case may be);

(h)	all documents submitted to us as originals or copies are authentic and complete, all signatures, stamps and seals are genuine and were applied to a complete and final version of the relevant document, all signatures which purport to have been attested were made in the presence of the purported witness, all factual statements contained in those documents (including any factual matter represented by a party to a document) are correct, complete and fair and all copies conform to the original documents, and a copy includes any fax copy, any portable document format copy and any other electronic or other copy;

(i)	the Relevant Documents set out the entire understanding of the relevant Transaction Parties and there are no agreements, arrangements, understandings, instruments or other documents (or any course of dealings between the relevant Transaction Parties) which modify, supersede or waive any provision of any of the Relevant Documents (other than as set out in the Relevant Documents);

(j)	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered and the file of records maintained at Companies House concerning it, and reproduced for public inspection, was complete, accurate and up to date at the time of the Searches;

(k)	the Companies Registry Search revealed all matters required by law to be notified to Companies House and the information revealed is complete and accurate as of the date of the Companies Registry Search, there has been no alteration in the status, position or condition of the Company from that revealed in the Companies Registry Search and further searches would not have revealed additional or different matters that could have affected the opinion contained in this opinion;

(l)	the information revealed by the Central Registry Search is complete and accurate as of the date of such search, there has been no alteration in the status, position or condition of the Company from that revealed in the Central Registry Search and further searches would not have revealed additional or different matters that could have affected the opinion contained in this opinion;

(m)	the contents of the Certificate and all certifications, facts, statements and confirmations contained therein were true when given and remain true, complete and up to date and there is no matter not referred to in the Certificate which would make any of the information in the Certificate incorrect or misleading;

(n)	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this opinion, and the provisions of the Articles relating to (i) the allotment and issue of shares (including Class B Shares), (ii) the redesignation and conversion of Class B Shares into Class A Shares pursuant to articles 12.4 and 12.5 of the Articles, and (iii) the disapplication of statutory pre-emption rights, were in all material respects in the same form as at the date of the 2022 Issuance, the Snita Redesignation and the 2025 Issuance (respectively) as they are at the date of this opinion;

(o)	to the extent that the obligations of the Company under the Relevant Documents may be dependent upon such matters, each of the relevant Transaction Parties to the Relevant Documents: (i) is duly incorporated or established and validly existing under the jurisdiction of its incorporation or establishment; (ii) had, at the time of entry into each Relevant Document, the capacity, power and authority to enter into and to exercise its rights and perform its obligations under such Relevant Document; and (iii) has taken all actions and obtained all necessary consents required to authorise the execution, delivery and performance of the Relevant Document to which it is a party and that such Transaction Party has duly authorised, executed and delivered such Relevant Documents in accordance with such authorisations and all other applicable requirements;

(p)	each Relevant Document has been executed in its full form by the relevant signatories of the relevant Transaction Parties thereto;

(q)	the Relevant Documents have been entered into, and will be carried out, by each Transaction Party thereto in good faith, are on bona fide arm's length commercial terms and have been entered into for bona fide commercial purposes and for full value and no Transaction Party entering into the Relevant Documents was influenced by any desire to produce in relation to any person the effect set out in section 239(4)(b) of the Insolvency Act 1986;

(r)	the entry into the Relevant Documents and performance of the obligations under the Relevant Documents is for a lawful purpose;

(s)	all Transaction Parties to the Relevant Documents (and their respective directors, officers, employees, agents and advisers) are dealing in good faith and in the absence of fraud, coercion, duress, misrepresentation, mistake of fact or law, undue influence, breach of duty or breach of trust and there are no such matters which might affect the allotment and issue of the Class A Shares or the Class A ADSs;

(t)	no Transaction Party held a belief that any Relevant Document was fundamentally different in substance or in kind from what it actually was;

(u)	there has not been, nor did the 2025 Issuance, nor the issuance of the Snita Distribution Shares, cause a breach of, or default under the Relevant Documents or any instrument, agreement or obligation to which the Company is a party or to which it is subject, as the case may be;

(v)	the Transaction Parties to the Relevant Documents have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, national security, sanctions and human rights laws and regulations, and performance and enforcement of each Relevant Document is, and will continue to be, consistent with all such laws and regulations;

(w)	there are no provisions of the laws of any jurisdiction outside England which would be contravened by the execution, delivery or performance of the Relevant Documents and, in so far as any obligation under the Relevant Documents falls to be performed in any jurisdiction outside England, its performance will not be illegal or adversely affected by virtue of the laws (including public policy) or regulations of or applicable in that jurisdiction;

(x)	no proceedings have been instituted or injunction granted against any Transaction Party to refrain it from enforcing any of its rights or from performing any of its obligations under any Relevant Document to which it is a party;

(y)	the Relevant Documents (and any other documents referred to therein) constitute legal, valid, binding and enforceable obligations of the relevant Transaction Parties thereto for all purposes under the laws of the jurisdiction by which each Relevant Document is expressed to be governed;

(z)	all secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities;

(aa)	in respect of each Transaction Party to each Relevant Document: (i) it is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; (ii) no receiver or administrative receiver has been appointed in relation to any of its assets or undertaking; (iii) no resolution has been passed and no petition has been filed for its winding-up; (iv) no steps have been taken for its dissolution or for its striking off, no application has been made for the appointment of a liquidator or provisional liquidator in respect of it; (v) no application for an administration order or filing of a notice of intention to appoint an administrator has been presented in relation to it and no administration order has been made or administrator has been appointed in relation to it; (vi) no steps have been taken to obtain a moratorium; and (vii) no analogous event, step or procedure to those set out in this paragraph has occurred or been taken in respect of it in any other jurisdiction;

(bb)	all factual representations, warranties and certifications made by the relevant Transaction Parties to the Relevant Documents are at the date of the Relevant Documents and at the date of this opinion true and correct in all respects with regards to the facts stated therein;

(cc)	in the case of any Relevant Document entered into before the date of this opinion, each relevant Transaction Party to the Relevant Document has performed and complied with all its obligations thereunder;

(dd)	in authorising the Company to issue and allot the Class A Shares and the Class A ADSs, and the Snita Redesignation, and to file the Registration Statement, and the transactions contemplated thereby, the directors of the Company exercised their powers in accordance with their duties under all applicable laws and the Articles and, without limitation, in the belief that issuing and allotting the Class A Shares and the Class A ADSs and filing the Registration Statement, would be most likely to promote the success of the Company for the benefit of its members as a whole;

(ee)	the resolutions of the shareholders of the Company set out in the General Meeting Minutes were duly passed by the requisite number of members of the Company in accordance with the requirements of the Company's Articles and all other applicable requirements at properly convened general meetings of the members of the Company at which a quorum was presented throughout and that, as at the date of this opinion, the resolutions passed and decisions taken at each such general meeting have not been amended or rescinded and are in full force and effect;

(ff)	the 2022 Board Minutes are a true record of the proceedings at that Board meeting, including the resolutions passed at that meeting, and that such meeting was a duly conducted and duly constituted and convened meeting of duly appointed directors of the Company at which a quorum was present throughout, that the proceedings at the meeting were conducted in accordance with the Companies Act and the Articles, the resolutions passed and decisions taken at that meeting have not, as at the date of this opinion, been amended or rescinded and are in full force and effect and the 2022 Board Minutes have been duly signed by the chairman of the meeting and filed in the Company’s statutory books;

(gg)	the resolutions passed as written resolutions in the documents set out at paragraphs 1.2(f) and 1.2(g) have been duly signed by each director entitled to receive notice of a Board meeting and to vote on the resolutions at a Board meeting, in each case, in respect of the matters which are the subject of such resolutions, and together not being less than a quorum, in accordance with the Articles and such resolutions passed were duly passed, have not been amended or rescinded and remain in full force and effect as at the date of this opinion;

(hh)	the Register of Members is as at the date of this opinion a complete and accurate representation of the entire issued share capital of the Company, completely and accurately reflects the operator register of members in respect of the Company (the “Operator Register of Members”) maintained by Euroclear UK & International Limited (“Euroclear”) in accordance with the Uncertificated Securities Regulations 2001 No. 3755 (the “USRs”), and the Register of Members and the Operator Register of Members are complete, accurate and up-to-date and have been properly maintained by the Company and / or Euroclear (as applicable) in compliance with the Companies Act, the USRs and all other applicable law;

(ii)	the Class A Shares were not, and have not been, allotted or issued, and were not committed to be allotted and issued other than in accordance with the Articles and, other than in respect of the Snita Distribution Shares, the terms of the Relevant Documents;

(jj)	at the time of the allotment and issue of the Class A Shares (including, for the avoidance of doubt, the Class B Shares allotted and issued in connection with the 2022 Issuance which were subsequently redesignated as Class A Shares pursuant to the Snita Redesignation), the Company received in full payment for such shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company and / or Euroclear (as applicable) entered the holder or holders thereof in each of the Register of Members and the Operator Register of Members showing that all such shares have been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

(kk)	any right to purchase the Class A Shares was exercised, and the Class A Shares to which holders of the Class A ADSs are entitled thereupon were allotted and issued, in accordance with the Articles and, other than in respect of the Snita Distribution Shares, the terms of the Relevant Documents;

(ll)	all consents, licenses, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations (other than those of England) in connection with the allotment and issue of the Class A Shares and Class A ADSs have been or were duly made or obtained and are in full force and effect;

(mm)	the Class A Shares and the Class A ADSs have not been and shall not be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the Public Offers and Admission to Trading Regulations 2024 (the “POATRs”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Class A Shares or the Class A ADSs in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(nn)	in issuing the Class A Shares and the Class A ADSs, and filing the Registration Statement, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA and each person involved in or dealing with the Company in connection with the allotment and issue of the Class A Shares and the Class A ADSs or filing the Registration Statement, which is carrying on, or purporting to carry on, a regulated activity (within the meaning of section 19 (The general prohibition) of the FSMA) is an authorised person or exempt person under the FSMA;

(oo)	all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”) (“UK MAR”), the POATRs, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to UK MAR, the UK Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the 2025 Issuance, the issuance of the Snita Distribution Shares and the Registration Statement and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of UK MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act and any requirement to obtain any authorisation or permission in relation to the 2025 Issuance, the issuance of the Snita Distribution Shares, the Registration Statement and the transactions contemplated thereby);

(pp)	the Relevant Documents and the transactions and other matters contemplated thereby are not and will not be affected by any financial restrictions arising from orders made pursuant to the European Communities Act 1972 or European Communities Regulations being directly applicable or having direct effect in England. Orders which have been made under those acts and regulations that are in effect at the date of this opinion impose restrictions on financial transfers involving residents of certain countries, certain named individuals and certain named entities arising from the implementation in England of United Nations and European Union sanctions;

(qq)	without prejudice to the generality of our assumption at paragraph 3(z), any subordinate legislation which purports to have been made under powers conferred by the European Communities Act 1972, the Withdrawal Act or the European Union (Withdrawal Agreement) Act 2020 that is relevant to this opinion is valid in all relevant respects;

(rr)	no application has been or will be made for the Class A Shares or the Class A ADSs to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom; and

(ss)	the Company was not, by entering into the Relevant Documents or the Documents or performing its obligations thereunder or the transactions envisaged thereby, including completing the 2025 Issuance, and the issuance of the Snita Distribution Shares, providing financial assistance for the purpose of an acquisition made or to be made by any person of any shares in the Company, or where the Company is a subsidiary, in its holding company or in any other manner prohibited by section 678 of the Companies Act.

4.	OPINION

On the basis of the Documents examined (as detailed in paragraph 1.2) and the review of the Searches that have been carried out (each as described in this opinion) and subject to the (i) statements made in paragraph 2 above, (ii) assumptions made in paragraph 3 above and (iii) qualifications set out in paragraph 5 below, we are of the opinion that, as at the date of this opinion:

(a)	the Class A Shares issued by the Company to the Selling Securityholders pursuant to the Relevant Agreements; and

(b)	the Snita Distribution Shares,

were validly issued, fully paid or credited as fully paid and are not subject to any call for payment of further capital.

5.	QUALIFICATIONS

Without prejudice to paragraph 2 above, this opinion is subject to the following qualifications:

(a)	we express no opinion as to matters of United Kingdom taxation or any liability to tax which may arise or be incurred as a result of or in connection with the 2025 Issuance, the issuance of the Snita Distribution Shares or the Registration Statement or the transactions contemplated thereby or the rights or remedies of any taxation authority in respect of non-payment of taxes or the failure to comply with applicable laws and regulations relating to taxation. For these purposes “taxation” and “taxes” shall be deemed to include stamp duties, stamp duty reserve tax and value added tax (or similar indirect taxes);

(b)	we express no opinion on European Union law. We also express no opinion as to whether or not a foreign court (applying its own conflict of law rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law;

(c)	the obligations of the Company are subject to all laws (English or otherwise) from time to time in effect relating to bankruptcy, insolvency, liquidation, administration, moratorium, reorganisation or any other laws (or other legal or equitable remedies) generally affecting the rights of creditors or members as a class;

(d)	this opinion is not designed to, and is not likely to, reveal fraud, misrepresentation, bribery or corruption by any person or party;

(e)	we have relied entirely on the facts, statements and confirmations contained in the Certificate and on the representations and warranties contained in the Relevant Documents, and we have not undertaken any independent investigation or verification of the matters referred to in the Certificate or the Relevant Documents;

(f)	any Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing at Companies House, (iv) the possibility of delays at Companies House in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

(g)	any Central Registry Search is limited to revealing matters specifically referred to in paragraph 1.4. The search is not capable of being conclusive. Errors and mis-filings may occur. There may be delays in entering details on to the winding-up register and/or administration register or a winding-up order or administration order may be made before the relevant application or petition has been entered on the relevant register. In so far as it relates to matters relating to administration and administrators, the Central Registry Search will not reveal applications made to, or orders made by, or notices filed with a court other than the High Court of Justice in London. The Central Registry Search will only show winding-up petitions presented since June 1994;

(h)	the Searches will not reveal if the Company is subject to insolvency proceedings in a foreign jurisdiction;

(i)	we have made no enquiries of any individual connected with the Company;

(j)	the opinion set out in paragraph 4 relates only to the Class A Shares issued pursuant to the Relevant Agreements and the Snita Distribution Shares and we express no opinion in respect of any other shares or securities of the Company existing as at the date of this opinion or which may be issued from time to time;

(k)	we express no opinion as to the accuracy of any representation or warranty made in the Relevant Documents;

(l)	we express no opinion on the irrevocability, enforceability or validity of any power of attorney (or similar power) granted, or purported to be granted; and

(m)	we express no opinion as to whether the Relevant Documents create legal, valid, binding or enforceable obligations of the parties thereto and we express no opinion as to the non-contractual obligations of any party to the Relevant Documents, irrespective of whether the non-contractual obligations arise out of or in connection with or relate to, the Relevant Documents or the transactions contemplated thereunder.

6.	GOVERNING LAW AND BENEFIT OF OPINION

This opinion and any non-contractual obligations arising out of or in connection with it are governed by and construed in accordance with English law and any action arising out of it is subject to the exclusive jurisdiction of the English courts. This opinion is addressed to you in connection with the Registration Statement and may be relied upon only pursuant to the applicable provisions of the Securities Act. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement for information. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. Except to the extent provided above, this opinion may not be relied upon for any other purpose or furnished to, assigned to, or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, which may be granted or withheld in our sole discretion.

Nothing in this opinion shall waive any privilege or confidentiality in any document or advice whatsoever.

Yours faithfully

/s/ Alston & Bird (City), LLP

Alston & Bird (City), LLP